EXHIBIT 21

SUBSIDIARIES

OF

HANSEN NATURAL CORPORATION

Hansen Beverage Company

Monster LDA Company

Hansen Junior Juice Company

Blue Sky Natural Beverage Co.

Monster Energy Europe Limited

Monster Energy Limited

Monster Energy AU Pty Ltd.

Fastest, LLC

Monster Energy Canada Ltd.

Monster Racing, Inc.

Monster Energy Brasil Comércio de Bebidas Ltda

Monster Energy Mexico, S. de R.L. de C.V.

ME Management Services, S. de R.L. de C. V.

Monster Energy France SAS

Monster Energy Austria GmbH

Monster Energy Hong Kong Limited

Monster Energy Beverage Company of South Africa (Proprietary) Limited

Monster Energy Ukraine